SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.

                                     FORM 15


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                  Commission File Number 0-27714
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                     Crazy Woman Creek Bancorp Incorporated
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             (Exact name of registrant as specified in its charter)

                                 106 Fort Street
                                Buffalo, Wyoming
                                 (307) 684-5591
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              (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                    Common Stock, par value $0.10 per share
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            (Title of each class of securities covered by this Form)

                                 Not Applicable
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          (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate, the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)       |X|           Rule 12h-3(b)(1)(i)       |_|
         Rule 12g-4(a)(1)(ii)      |_|           Rule 12h-3(b)(1)(ii)      |_|
         Rule 12g-4(a)(2)(i)       |_|           Rule 12h-3(b)(2)(i)       |_|
         Rule 12g-4(a)(2)(ii)      |_|           Rule 12h-3(b)(2)(ii)      |_|
                                                 Rule 15d-6                |_|

         Approximate number of holders of record as of the certification or notice date: 212
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         Pursuant to the requirements of the Securities Exchange Act of 1934, Crazy Woman Creek Bancorp Incorporated has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: November 5, 2003               By:   /s/Gary J. Havens
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                                           Gary J. Havens
                                           President and Chief Executive Officer